Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Guardion Health Sciences, Inc., a Delaware corporation (the “Company”), and the individual identified on Exhibit A attached hereto (the “Employee”) effective as of the Effective Date.

RECITALS

WHEREAS, the Company is a clinical nutrition and diagnostics company that develops clinically supported nutrition, supplements, medical foods and medical devices;

WHEREAS, from and after the date hereof, the Company desires to retain the services of the Employee pursuant to the terms and conditions set forth herein and the Employee desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

AGREEMENT

1. Term of Agreement. This Agreement will be effective on the Effective Date. The initial term of the Employee’s employment shall be for the period set forth on Exhibit A attached hereto (the “Initial Term”), unless terminated earlier pursuant to Section 5 of this Agreement; provided that, at the end of the Initial Term, if this Agreement and Employee’s employment have not terminated previously pursuant to Section 5 of this Agreement, this Agreement and Employee’s employment shall continue on an at-will basis. The period during which employment is on an at-will basis is referred to herein as the “At-Will Period,” which, collectively with the Initial Term, is referred to herein as the “Term”. The Employee’s employment shall terminate upon termination pursuant to Section 5 of this Agreement. During the At-Will Period, the employment relationship may be terminated by either the Company or Employee, at any time, with or without Cause or notice.

2. Position and Duties. During the Term, the Employee shall serve the Company in the position and perform the duties as are set forth on Exhibit A attached hereto. Employee shall report to the Company’s President and Chief Executive Officer.

3. Full Business Time and Attention. Except as otherwise set forth in this Agreement, the Employee shall (a) devote all of Employee’s business time, attention, skill and energy to the duties and responsibilities of Employee’s position (allowing for management of Employee’s personal affairs that do not interfere with Employee’s duties and responsibilities to the Company); (b) service the Company faithfully, diligently and to the best of Employee’s ability; (c) use Employee’s best reasonable efforts to promote the success of the Company; and (d) cooperate fully with the Company’s Chief Executive Officer and the Board of Directors (the “Board”) or any committee thereof in the advancement of the Company’s best interests to assure full and efficient performance of Employee’s duties hereunder.

4. Compensation and Benefits. During the Term:

a. Base Salary. The Employee shall be paid the annual base salary set forth on Exhibit A attached hereto, or such greater amount as may be determined by the Company from time to time in its sole discretion, payable in equal periodic installments according to the Company’s customary payroll practices, but not less frequently than monthly (the “Base Salary”). The Base Salary may be increased but not decreased without the Employee’s written consent.

b. Benefits. The Employee shall, during the Term, be eligible to participate, commensurate with the Employee’s position, in such retirement, life insurance, hospitalization, major medical, fringe and other employee benefit plans that the Company generally maintains for its full-time employees (collectively, the “Benefits”). Notwithstanding the foregoing, the Company may discontinue or terminate at any time any employee benefit plan, policy or program now existing or hereafter adopted and will not be required to compensate the Employee for such discontinuance or termination; provided, however, that the Company shall be required to offer to the Employee any rights or benefits extended to other employees in the event of termination of such plans or benefits, including, but not limited to, coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

c. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to the Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). However, Employee will not forfeit any compensation that is earned pursuant to this Agreement.

d. Reimbursement. If the Company is required to restate its publicly issued financial statements due to material non-compliance with financial reporting requirements under federal securities laws, as a result of intentional misconduct committed by Employee, the Employee will be required to reimburse the Company for any bonuses advanced to and profits received by Employee from sale of the Company’s securities during the twelve (12) months subsequent to the initial issuance of such financial statements.

e. Expenses. The Company shall pay on behalf of the Employee (or reimburse Employee for) reasonable documented expenses necessarily incurred by Employee in the performance of Employee’s duties under this Agreement and in accordance with the Company’s existing policies and procedures pertaining to the reimbursement of expenses to employees in general. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement provided pursuant to this Section 4.e does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code (as defined below): (i) the amount of expenses eligible for reimbursement provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

5. Termination of Employment.

a. By the Company. The Company may terminate the Term and Employee’s employment, for the following reasons:

i.	Death. The Term shall terminate immediately upon the death of the Employee.

ii.	Disability. The Company may terminate the Term and the Employee’s employment with the Company immediately upon a determination of Disability. For purposes of this Agreement the Employee has a “Disability” if, for physical or mental reasons, the Employee is unable to perform the essential duties required of the Employee under this Agreement, even with reasonable accommodations, for a period of six (6) consecutive months or a period of one-hundred eighty (180) days during any twelve (12) month period, as determined by an independent medical professional mutually acceptable to the parties. If requested by the Company, the Employee shall submit to a reasonable number of examinations by the independent medical professional making the determination of Disability at the Company’s expense.

iii.	For Cause. The Company may terminate the Term and the Employee’s employment with the Company at any time for Cause. For purposes of this Agreement, “Cause” shall mean: (1) Employee’s conviction of or plea of guilty or nolo contendere to a felony, or any other crime involving moral turpitude or which results in material harm to the Company, (2) Employee’s fraud against the Company or any breach of fiduciary duty owed to the Company, (3) Employee’s theft, misappropriation or embezzlement of the assets or funds of the Company or any customer, or engagement in misconduct that is materially injurious to the Company, (4) Employee’s gross negligence or willful misconduct in the performance of Employee’s duties under this Agreement or Employee’s repeated failure to perform his duties as instructed by the Company, (5) Employee’s material breach of this Agreement, including any material violation of any of the restrictions set forth in Section 7, or any Company policies, including the Company’s Code of Ethics, which breach or violation, if capable of being cured, is not cured to the Board’s reasonable satisfaction within ten (10) business days after written notice thereof to the Employee; (6) Employee’s continuous failure to perform Employee’s assigned duties or responsibilities (other than a failure resulting from Employee’s death or Disability as defined herein) if such failure is not cured to the Board’s reasonable satisfaction within ten (10) business days after written notice thereof to the Employee; (7) Employee’s knowing violation of any federal or state law or regulation applicable to the Company’s business; or (8) Employee’s commencement of alternative employment.

iv.	Without Cause. The Company may terminate the Term and the Employee’s employment at any time without Cause by providing the Employee with sixty (60) days’ prior written notice; provided, that during such sixty (60) day notice period, the Company may, in its discretion, place restrictions upon the Employee’s contact with the workplace, customers and other business-related parties.

v.	During the At-Will Period. During the At-Will Period, the Company may terminate the Term and the Employee’s employment at any time, with or without Cause, with sixty (60) days’ notice, and without further compensation as described in Section 5(c).

b. By Employee. The Employee may terminate the Term and Employee’s employment with the Company for any of the following reasons:

i.	For Any Reason. Upon sixty (60) days’ prior written notice delivered at any time, the Employee may terminate the Term and Employee’s employment hereunder, for any reason or no reason at all.

ii.	For Good Reason. During the Initial Term, the Employee may terminate the Term and Employee’s employment hereunder for “Good Reason” (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean any one of the conditions set forth below, so long as (1) Employee has provided written notice to the Company of the existence of such condition within sixty (60) days of Employee’s initial knowledge of its existence, (2) the Company has not remedied the condition caused by the occurrence within thirty (30) days of such notice or such longer period as may be reasonably necessary, to the extent such condition is capable of being cured, and (3) the Employee gives a notice of Employee’s termination of employment within thirty (30) days after the end of such thirty (30) day period to remedy such condition, which notice must be given within the Initial Term. The following conditions will constitute “Good Reason”: (A) a material diminution in the Employee’s duties, responsibilities or authority, except for any diminution resulting from the Company’s retention of a chief financial officer; (B) a material breach by the Company of this Agreement or any other material agreement with the Employee (e.g., an equity award); (C) the Company materially reduces the Employee’s Base Salary, as in effect from time to time, without the Employee’s prior written consent; or (D) the Company directs the Employee to participate in an unlawful act.

iii.	During the At-Will Period. During the At-Will Period, Employee may terminate the Term and the Employee’s employment at any time, with or without a reason, without any requirement of notice, and without further compensation as described in Section 5(c).

c. Compensation Upon Termination.

i.	Death. Within thirty (30) days following the termination of the Term due to the Employee’s death, or such earlier time as may be required by law, the Company shall pay to the Employee’s estate the Employee’s Base Salary and Benefits accrued through the date of the Employee’s death. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to the Employee for duplicative payments or benefits under any other agreement, except as required by applicable law.

ii.	Disability. Within thirty (30) days following the termination of the Term due to the Employee’s Disability, or such earlier time as may be required by law, the Company shall pay to the Employee the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee for duplicative payments or benefits under any other agreement, except as required by applicable law.

iii.	For Cause or During the At-Will Period by the Company. Upon termination of the Term for Cause, or in the event that the Term is terminated during the At-Will Period, the Company shall pay to the Employee only the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee for duplicative payments or benefits under any other agreement, except as required by applicable law.

iv.	Without Cause, Including Due to Change in Control, during the Initial Term. In the event that the Company terminates the Term and the Employee’s employment without Cause during the Initial Term, including if Employee’s employment is terminated following a Change in Control (as defined in Exhibit A) during this time period, the Company shall pay or provide to the Employee: (1) six (6) months’ Base Salary and payment for continuation of Benefits or, if after December 31, 2021, three (3) months’ Base Salary and payment for continuation of Benefits, and (2) Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination. Item (1) above shall be paid in accordance with the Company’s payroll practices in effect from time to time, but Item (1) above shall be paid not less frequently than monthly. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee for duplicative payments or benefits under any other agreement, except as required by applicable law.

v.	For Any Reason. In the event the Employee terminates employment with the Company during the Term for any reason other than Good Reason, the Company shall pay to the Employee the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee for duplicative payments or benefits under any other agreement, except as required by applicable law.

vi.	For Good Reason. If the Employee terminates the Term and the Employee’s employment for Good Reason during the Initial Term, the Company shall pay or provide to the Employee: (1) six (6) months’ Base Salary and payment for continuation of Benefits or, if after December 31, 2021, three (3) months’ Base Salary and payment for continuation of Benefits, and (2) the Employee’s Base Salary and Benefits accrued through the date of termination. Item (1) above shall be paid in accordance with the Company’s payroll practices in effect from time to time, but Item (1) above shall be paid not less frequently than monthly. Upon payment to the Employee of the foregoing amounts, the Company shall have no duplicative obligation or liability to or for the benefit of the Employee under any other agreement, except as required by applicable law.

vii.	Release. As an additional prerequisite and condition precedent in order to be entitled to and receive the severance benefits described in Section 5(a)(iv) and (vi) above (in excess of Base Salary and Benefits accrued through the date of termination), the Employee must execute, deliver to the Company, and not revoke (to the extent the Employee is allowed to do so) a Release (as defined below) within forty-five (45) days of the date of the Employee’s termination of employment (the “Release Period”). “Release” shall mean a release of all claims that the Employee has or may have against the Company, its Board, any of its subsidiaries or affiliates, or any of its employees, directors, officers, employees, agents, plan sponsors, administrators, successors, fiduciaries, or attorneys, arising out of the Employee’s employment with, and termination of employment from, the Company, except for any claims to enforce the terms of this Agreement and the then-applicable terms of any other written agreement, plan or arrangement of the Company or any of its subsidiaries or affiliates, and any claims for unemployment or workers’ compensation benefits by Employee. The Release shall not impose any additional restrictions on the Employee’s post-employment activities, and shall be in a form that is otherwise reasonably acceptable to the Company or the Board. Notwithstanding anything to the contrary in this Agreement, if the Release Period straddles two calendar years, no severance benefits shall be paid to the Employee until the second calendar year (with any missed severance payments being paid to the Employee on the first payroll date occurring in the second calendar year).

6. Indemnification and Insurance.

a.	Indemnification. The Employee shall be indemnified (and advanced expenses) to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company.

b.	D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place by the Company, during the Term providing coverage to the Employee that is no less favorable to Employee in any respect (including, without limitation, with respect to scope, exclusions, amounts and deductibles) than the coverage then being provided to any other senior executives or directors of the Company.

7. Restrictive Covenants.

a. Confidentiality. The Employee acknowledges that the Confidential Information (as defined below) is a valuable, special, sensitive and unique asset of the business of the Company, the continued confidentiality of which is essential to the continuation of its business, and the improper disclosure or use of which could severely and irreparably damage the Company. The Employee agrees, for and on behalf of Employee, the Employee’s legal representatives, and the Employee’s successors and assigns that all Confidential Information is the property of the Company (and not of the Employee). The Employee further agrees that during the Term and at all times thereafter, the Employee (i) will continue to keep all Confidential Information strictly confidential and not disclose the Confidential Information to any other person or entity and (ii) shall not, directly or indirectly, disclose, communicate or divulge to any person, or use or cause or authorize any person to use any Confidential Information, except as may be used in the performance of the Employee’s duties hereunder in compliance with this Agreement and in the best interests of the Company. “Confidential Information” means all information, data and items relating to the Company (or any of its customers) which is valuable, confidential or proprietary, including, without limitation, information relating to the Company’s software, software code, accounts, receivables, customers and customer lists and data, prospective customers and prospective customer lists and data, Work Product, vendors and vendor lists and data, business methods and procedures, pricing techniques, business leads, budgets, memoranda, correspondence, designs, plans, schematics, patents, copyrights, equipment, tools, works of authorship, reports, records, processes, pricing, costs, products, services, margins, systems, software, service data, inventions, analyses, plans, intellectual property, trade secrets, manuals, training materials and methods, sales and marketing materials and compilations of and other items derived (in whole or in part) from the foregoing. Confidential Information may be in either paper, electronic or computer readable form. Notwithstanding the foregoing, “Confidential Information” shall not include information that: (i) becomes publicly known without breach of the Employee’s obligations under this Section 7(a), or (ii) is required to be disclosed by law or by court order or government order; provided, however, that if the Employee is required to disclose any Confidential Information pursuant to any law, court order or government order, (x) the Employee shall promptly notify the Company of any such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement, (y) the Employee shall reasonably cooperate with the Company to obtain such a protective order at the Company’s cost and expense, and (z) if such order is not obtained, or the Company waives compliance with the provisions of this Section 7(a), the Employee shall disclose only that portion of the Confidential Information which the Employee is advised by counsel that the Employee is legally required to so disclose. The Employee will notify the Company promptly and in writing of any circumstances of which the Employee has knowledge relating to any unauthorized possession or use of any Confidential Information by any Person.

b. Immunity Notice. The Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret or other Confidential Information that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should the Employee file a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Employee may disclose the trade secret or Confidential Information to the Employee’s attorney and use the trade secret or Confidential Information in the court proceeding, if the Employee: (x) files any document containing the trade secret or Confidential Information under seal, and (y) does not disclose the trade secret of Confidential, except pursuant to court order.

c. Return of Company Property. The Employee will deliver to the Company at the termination of the Employee’s employment with the Company, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts, Confidential Information, Work Product, software, documents and data (and all electronic, paper or other copies thereof) belonging to the Company, which the Employee may then possess or have under the Employee’s control. However, nothing in this Agreement or elsewhere shall prohibit the Employee from retaining (and using appropriately) copies of documents relating to Employee’s personal rights and obligations.

d. Intellectual Property Rights. The Employee acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all patents, copyrights, copyright registrations, trademarks, and trademark registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company or its actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company (collectively, the “Work Product”) belong to the Company. All Work Product created by the Employee while employed by the Company (whether or not on the premises) will be considered “work made for hire,” and as such, the Company is the sole owner of all rights, title, and interests therein. All other rights to any new Work Product, including but not limited to all of the Employee’s rights to any copyrights or copyright registrations related thereto, are hereby conveyed, assigned and transferred to the Company. The Employee will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

e. Non-Competition. While employed by the Company, the Employee shall not, directly or indirectly, enter into the employment of, render any services to, engage, manage, operate, join, or own, or otherwise offer other assistance to or participate in, as an officer, director, employee, principal, agent, proprietor, representative, stockholder, partner, associate, advisor or consultant, sole proprietor or otherwise, any employer other than the Company. During the Term, Employee may own up to five percent (5%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with an entity that is engaged in the Business only so long as the Employee is not an officer, director, affiliate, employee, advisor or consultant, or otherwise maintains voting control or influence, whether by shareholding, contract or otherwise, of such entity. For purposes of this Section 7, “Business” means the business of the Company and its subsidiaries as described in the recitals to this Agreement, the actual business of the Company and its subsidiaries as conducted as of the date of termination, and any anticipated business considered by the Board towards which the Company or any subsidiaries thereof has taken material steps or incurred material expenditures in furtherance thereof prior to the termination date and which is Employee is aware.

f. Non-Solicitation. During the Term and for a period of one (1) year thereafter (the “Restricted Period”), the Employee shall not, directly or indirectly, whether for the Employee’s own account or for the account of any other person, (i) attempt to or solicit for hire any person who is employed by the Company or any of its subsidiaries, or solicit or attempt to solicit any such employee to terminate employment with the Company or any of its subsidiaries, or (ii) endeavor to entice away from the Company, or otherwise interfere with (whether by reason of cancellation, withdrawal, modification of relationship or otherwise), any actual or prospective relationship of the Company or any of its subsidiaries, with respect to any person (x) who is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries, including, but not limited to, any independent contractor or representative or (y) who is an actual or bona fide prospective licensee, landlord, or supplier of the Company or any of its subsidiaries (or other person with which the Company or any of its subsidiaries had an actual or prospective bona fide business relationship). However, the Employee shall not be deemed to be in violation of this Section 7 if Employee hires an individual who responds to a general, non-targeted advertisement of employment.

g. Non-Disparagement. The Employee agrees that the Employee will not make or publish any statement or communication which is false, negative, unflattering or disparaging with respect to the Company or any of its respective affiliates and/or any of its respective direct or indirect shareholders, officers, directors, members, managers, employees or agents. The foregoing shall not be violated by (i) statements as required in response to legal proceedings or governmental investigations (including, without limitation, depositions in connection with such proceedings), (ii) statements made in the context of prosecuting or defending any legal dispute (whether or not litigation has commenced) as between the Employee on the one hand and the Company on the other, (iii) truthful information that is required or authorized to be disclosed by applicable law or Company policy, and (iv) truthful internal statements and communications made during the Term as part of Employee’s job duties.

h. Non-Interference with Employee’s Agency Rights. The Employee understands that the terms of this Agreement, including the provisions regarding confidentiality and non-disparagement, are not intended to interfere with or waive any right (if any such right otherwise existed) to file a charge, cooperate, testify or participate in an investigation with any appropriate federal or state governmental agency, including the ability to communicate with such agency, such as, but not limited to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other securities regulatory agency or authority, or any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”), whether in connection with reporting a possible securities law violation or otherwise, without notice to Company. This Agreement further does not limit the Employee’s right to receive a bounty or reward for information provided to any such Government Agencies, to the SEC staff, or to any other securities regulatory agency or authority.

i. Rationale for and Scope of Covenants. If any of the covenants contained in this Section 7 are held to be invalid or unenforceable due to the unreasonableness of the time, geographic area, or range of activities covered by such covenants, such covenants shall nevertheless be enforced to the maximum extent permitted by law and effective for such period of time, over such geographical area, or for such range of activities as may be determined to be reasonable by a court of competent jurisdiction and the parties hereby consent and agree that the scope of such covenants may be judicially modified, accordingly, in any proceeding brought to enforce such covenants. The Employee agrees that the Employee’s services hereunder are of a special, unique, extraordinary and intellectual character and the Employee’s position with the Company places the Employee in a position of confidence and trust with the customers, suppliers and employees of the Company. The Employee and the Company agree that, in the course of employment hereunder, the Employee has and will continue to develop a personal relationship with the Company’s customers, and a knowledge of these customers’ affairs and requirements as well as confidential and proprietary information developed by the Company after the date of this Agreement. The Employee agrees that it is reasonable and necessary for the protection of the goodwill, confidential and proprietary information, and legitimate business interests of the Company that the Employee make the covenants contained herein, that the covenants are a material inducement for the Company to employ or continue to employ the Employee and to enter into this Agreement. For the avoidance of doubt, for purposes of this Section 7, the term “Company” includes Guardion Health Sciences, Inc. and each of its other direct and indirect subsidiaries and affiliates.

j. Remedies.

i.	The Employee consents and agrees that if the Employee violates any covenants contained in this Section 7, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company shall be entitled to seek an injunction restraining the Employee from committing or continuing any such violation of this Section 7. Nothing in this Agreement shall be construed as prohibiting the Company or the Employee from pursuing any other remedies including, without limitation, recovery of damages. The Employee acknowledges that Company’s direct and indirect subsidiaries are express third-party beneficiaries of this Agreement and that they may each enforce these rights as a third-party beneficiary. The Company has fully performed all obligations entitling it to the restrictive covenants, and the restrictive covenants therefore are not executory or otherwise subject to rejection and are enforceable under the United States Bankruptcy Code. However, if the Company or its subsidiaries is in material breach of any obligation to the Employee under this Agreement or any other material written agreement to which the Employee is a party, the Restricted Period shall terminate if such breach is not cured to the Employee’s reasonable satisfaction within ten (10) business days after the Employee provides the Company with written notice of such breach. In the event of the breach by the Employee of any of the provisions of this Section 7, the Company shall be entitled, in addition to all other available rights and remedies, to terminate the Employee’s employment status hereunder. The Company may assign the restrictive covenants set forth in this Section 7 in connection with the acquisition of all or substantially all of the assets of the Company and its subsidiaries, and any such assignee or successor shall be entitled to enforce the rights and remedies set forth in this Section 7. The Employee acknowledges and agrees that the Restricted Period for a violated provision of this Section 7 shall be tolled on a day-for-day basis for all periods in which the Employee is found to have violated such provision so that the Company receives the full benefit of the Restricted Period to which the Employee has agreed.

ii.	In addition, and without limitation to the foregoing, except as required by law, if (A) the Company files a civil action against the Employee based on the Employee’s alleged breach of the Employee’s obligations under Section 7 hereof, and (B) a court of competent jurisdiction issues a judgment that the Employee has breached any of such obligations and has issued injunctive relief, then the Employee shall promptly repay to the Company any such severance payments the Employee previously received pursuant to Section 5(c) in excess of the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination, and the Company will have no obligation to pay any of such excess amounts that remain payable by the Company under Section 5.c.

8. Notice. Any notice required or desired to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Company:	Via email to: bscholtes@guardionhealth.com

Attn: Chief Executive Officer

If to Employee:	Jeffrey S. Benjamin
jbenjamin@guardionhealth.com

Notice shall be deemed given on the date it is delivered via email. The address to which any notice must be sent may be changed by providing written notice in accordance with this Section 8.

9. General Provisions.

a. Amendments. This Agreement (together with its Exhibits) contains the entire agreement between the parties regarding the subject matter hereof. No agreements or representations, verbal or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement. This Agreement may only be altered or amended by the express mutual written consent of the Company and the Employee.

b. Applicable Law. This Agreement shall be governed in accordance with the laws of the State of California regardless of the conflict of laws rules or statutes of any jurisdiction.

c. Successors and Assigns. This Agreement will be binding upon the Employee’s heirs, executors, administrators or other legal representatives or assigns. This Agreement will not be assignable by the Employee, but shall be assigned by the Company in connection with the sale, lease, license, assignment, merger, consolidation, share exchange, liquidation, transfer, conveyance or other disposition (whether direct or indirect) of all or substantially all of its business and/or assets in one or a series of related transactions (individually and/or collectively, a “Fundamental Transaction”). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Employment Agreement. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Employment Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Employment Agreement with the same effect as if such Successor Entity had been named as the Company herein.

d. No Waiver. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party under this Agreement to enforce each and every such provision. No waiver of any breach of this Agreement shall be effective unless it is expressly acknowledged in a writing executed by the party against whom it is sought to be enforced, and any such waiver shall not constitute a waiver of any other or subsequent breach.

e. Section Headings, Construction. The headings used in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. In no event shall the terms or provisions hereof be construed against any party on the basis that such party or counsel for such party drafted this Agreement or the attachments hereto.

f. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

g. Survival. The provisions of Sections 5, 6, 7 and 9 of this Agreement shall survive the termination of the Term for any reason.

h. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures delivered electronically (including, without limitation, by portable document format attached to an email) shall be effective for all purposes.

i. Opportunity to Review. The Employee represents that the Employee has been provided with an opportunity to review the terms of the Agreement with legal counsel.

j. Compliance with Code Section 409A. This Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption therefrom. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Code Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Any reference to the Employee’s “termination,” “termination of employment” or “termination of the Term” shall mean the Employee’s “separation from service” as defined in Code Section 409A from the Company and all entities with whom the Company would be treated as a single employer for purposes of Code Section 409A. Nothing herein shall be construed as a guarantee of any particular tax treatment to Employee and the Company shall have no liability to the Employee with respect to any penalties that might be imposed on the Employee by Code Section 409A for any failure of this Agreement to comply with Code Section 409A. In the event that the Employee is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Employee’s death). Any payment or benefit delayed by reason of the immediately preceding sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

k. Attorney’s Fees and Costs. In any action or proceeding (including any appeals) brought to enforce any provision of this Agreement, each party shall be responsible for its own attorneys’ fees and costs; provided, however, that nothing herein precludes the prevailing party in such an action from recovering its attorneys’ fees and costs in the manner and to the extent authorized by applicable law and/or approved by a court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto, each of which is duly authorized to enter into this Agreement, have caused this Agreement to be executed effective as of the day and year first written above.

GUARDION HEALTH SCIENCES, INC.		JEFFREY S. BENJAMIN

By:	/s/ Bret Scholtes	/s/ Jeffrey S. Benjamin
Name:	Bret Scholtes	Date: July 29, 2021
Date:	July 29, 2021

EXHIBIT A

1.	Effective Date: August 1, 2021

2.	Employee Name: Jeffrey S. (Jeff) Benjamin

3.	Position: Chief Accounting Officer

4.	Duties: The Employee will have the duties and authorities customarily and ordinarily exercised by executives holding the Chief Accounting Officer position at public entities of the Company’s size and nature. Specifically, as Chief Accounting Officer, Employee will be responsible for (i) leading and overseeing the Company’s accounting, financial, and SEC reporting functions, and will be deemed the “principal financial officer” for regulatory purposes until such time as the Company retains a chief financial officer, and (ii) such other duties as may be assigned to Employee by the Chief Executive Officer or the Board from time-to-time.

5.	Location of Employment: Employee’s home, currently located at 26954 Timberline Terrace, Valencia CA. 91381. Employee acknowledges and agrees that the Company may require Employee to attend physical meetings at various locations from time-to-time.

6.	Initial Term: Commencing on the Effective Date and ending on June 30, 2022, unless terminated earlier pursuant to Section 5 of Employee’s Employment Agreement. If not terminated earlier, employment will continue after the Initial Term on an at-will basis.

7.	Base Salary: $250,000 per annum.

8.	Change in Control: “Change in Control” means in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of the Company’s voting power; (ii) an unapproved change in the majority membership of the Company’s Board; (iii) a merger or consolidation of the Company or any of its subsidiaries, other than (A) a merger or consolidation that results in the Company’s voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and the Company’s Board immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the owner of the Company’s voting securities representing more than 50% of the Company’s combined voting power; or (iv) stockholder approval of a plan of complete liquidation or dissolution of the Company or the consummation of an agreement for the sale or disposition of substantially all of the Company’s assets, other than a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company immediately prior to such sale or a sale or disposition to an entity controlled by the Company’s Board. However, a Change in Control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which the Company’s stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of the Company’s assets.

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